Filed pursuant to Rule 424(b)(3)
Registration No. 333-128899
FRESENIUS MEDICAL CARE AG
FRESENIUS MEDICAL CARE AG & Co. KGaA
SUPPLEMENT DATED JANUARY 26 2006
TO PROSPECTUS DATED JANUARY 4, 2006
     On January 5, 2006, we resolved to offer additional options to acquire up to 508,000 preference shares under our 2001 International Stock Incentive Plan. Such options will be subject to adjustment so that they are exercisable to acquire ordinary shares of Fresenius Medical Care KGaA.
     At January 11, 2006, members of our management board held options to acquire 667,964 preference shares, of which 384,399 were currently exercisable at a weighted average exercise price of €40.19.